Exhibit 2.4

AMENDMENT NO. 3 TO BUSINESS COMBINATION AGREEMENT

This AMENDMENT NO. 3 to the BUSINESS COMBINATION AGREEMENT, dated as of March 13, 2026 (this “Amendment”), is made by and between Israel Acquisitions Corp, a Cayman Islands exempted company (“SPAC”), Gadfin Ltd., a company domiciled in Israel (the “Company”), and Gadfin Regev Holdings Ltd., a company domiciled in Israel (“NewPubco”). SPAC, the Company, and NewPubco shall each be referred to herein from time to time individually as a “Party” and collectively as the “Parties”.

RECITALS:

WHEREAS, SPAC and the Company entered into that certain Business Combination Agreement, dated as of January 26, 2025, as amended (the “Business Combination Agreement”);

WHEREAS, pursuant to Section 8.3 of the Business Combination Agreement, the Business Combination Agreement may be amended, modified or supplemented by an agreement in writing executed by SPAC and the Company; and

WHEREAS, SPAC and the Company desire to amend the Business Combination Agreement as hereinafter set forth.

NOW, THEREFORE for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.            Definitions. Capitalized terms used in this Amendment and not otherwise defined herein shall have the respective meanings ascribed to them in the Business Combination Agreement.

2.            Amendments. The Business Combination Agreement is hereby amended as follows:

3.            Section 7.1(d) is hereby deleted in its entirety and replaced with the following:

a.	by either SPAC or the Company, if the Transactions have not been consummated on or prior to April 15, 2026 (the “Termination Date”); provided, that (i) the right to terminate this Agreement pursuant to this Section 7.l(d) shall not be available to SPAC if SPAC’s breach of any of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date, and (ii) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to the Company if the Company’s breach of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date;

4.            Effect of this Amendment. Except as expressly provided by this Amendment, each of the provisions of the Business Combination Agreement shall remain unchanged and in full force and effect following the execution of this Amendment. Following the execution of this Amendment, references in the Business Combination Agreement to “this Agreement”, “herein”, “hereof” or phrases having a similar meaning shall refer to the Business Combination Agreement as amended by this Amendment.

5.            Entire Agreement. This Amendment and the Business Combination Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties or any of their respective Subsidiaries with respect to the subject matter hereof.

6.            General Provisions. Section 8.4 (Notices), Section 8.5 (Governing Law), Section 8.7 (Construction; Interpretation), Section 8.10 (Severability), Section 8.11 (Counterparts; Electronic Signatures), Section 8.14 (Waiver of Jury Trial) and Section 8.15 (Submission to Jurisdiction) of the Business Combination Agreement are incorporated herein by reference and shall apply, mutatis mutandis, to this Amendment as though fully set forth herein.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed by their respective authorized representatives as of the date first written above.

ISRAEL ACQUISITIONS CORP

By:	/s/ Ziv Elul
Name:	Ziv Elul
Title:	Chief Executive Officer

GADFIN LTD.

By:	/s/ Eyal Regev
Name:	Eyal Regev
Title:	CEO & Director

GADFIN REGEV HOLDINGS LTD.

By:	/s/ Eyal Regev
Name:	Eyal Regev
Title:	Sole-Director